Exhibit 99.1

2/14/05

Biotel Announces Revenues and Earnings for the Second Quarter ended December 31, 2004.

Minneapolis, February 14, 2005 — Biotel Inc. (OTCBB: BTEL) announces revenues for the second quarter ended December 31, 2004 were up 24.8% to $2,596,000 versus revenues of $2,080,000 for the quarter ended December 31, 2003. Net earnings for the quarter ended December 31, 2004 were $93,000 compared to $110,000 for the quarter ended December 31, 2003. Revenues and net income for the six months ended December 31, 2004 were $5,087,000 and $226,000, respectively, versus revenues and net income of $4,426,000 and $457,000, respectively, for the six months ended December 31, 2003.

Sales to medical corporations increased 22.5% to $4,336,000 for the six months at December 31, 2004 compared to $3,539,000 for the corresponding period in 2003. Biotel provides medical devices and services meeting needs of medical corporations seeking to outsource research, development and manufacturing capabilities. Biotel President and CEO Steve Springrose said “Biotel’s traditional OEM equipment revenues grew briskly in the second quarter just ended, particularly in our cardiology product lines as customers seek cost effective alternatives to internal development. The success of Biotel has resulted in the payment of income taxes beginning in the current fiscal year, and the second quarter pre-tax income was up 31% to $147,000 compared to $112,000. Biotel is pleased it could improve pre-tax income while concurrently investing significantly in its new Agility Centralized Research Services. The Agility enterprise, which initiated sales activity in the summer, has been contracting with significant corporate partners to supply round the clock ECG services.”

Braemar and Carolina Medical design, develop, and manufacture completed, tested medical devices to customers’ OEM specifications. Braemar President Harry Strandquist said, “First half results have been very strong for Braemar, Inc. across all product lines. Recent development programs, organizational enhancements, and enhanced OEM partnerships are driving revenue and earnings growth at Braemar.”

Agility President Dan Pawlik said, “In January, 2005, Agility was certified as 21 CFR 11 compliant by Regulatory/ Clinical Consultants, Inc. (“RxCCI”), a leading contract research organization (“CRO”). This certification provides independent validation of Agility as a capable and competent provider in the ECG research marketplace.”